Exhibit 99.1

News	General Motors	GM Communications Detroit, Mich., USA media.gm.com
Corporation

For Release: 8:30 a.m. EDT
June 3, 2008
GM Announces New Products, Capacity Adjustments;
Continues Transformation of North American Business
•	New car, powertrain programs to meet the changing needs of U.S. customers
•	Chevy Volt production gets the green light from the GM board
•	GM builds on car momentum with additional capacity; adjusts truck capacity
•	Hummer brand set for strategic review
WILMINGTON, Del. — GM today announced a range of strategic initiatives to aggressively respond to growing demand for fuel-efficient vehicles and to economic and market challenges in North America. Rick Wagoner, GM chairman and CEO, made the announcements here as part of the GM annual meeting of stockholders.
Major initiatives announced by Wagoner include:
•	A new global compact car program for Chevrolet, a next generation for the popular Chevy Aveo, and a high efficiency engine module for the U.S. market.

•	Funding for production of the Chevy Volt extended-range electric vehicle.

•	Addition of third shifts to Lordstown and Orion, which build hot-selling Chevy and Pontiac cars.

•	Cessation of production at four plants that build pickups, SUVs and medium-duty trucks.

•	A strategic review of the Hummer brand.
“From the start of our North American turnaround plan in 2005, I’ve said that our goal is not just to return GM to profitability, but to structure GM globally for sustained profitability and growth,” said Wagoner.
“Since the first of this year, however, U.S. economic and market conditions have become significantly more difficult,” he said. “Higher gasoline prices are changing consumer behavior, and they are significantly affecting the U.S. auto industry sales mix.”
In North America, GM has been moving rapidly and successfully to revitalize its car lineup and grow its crossover business. New GM cars and crossovers, including the Cadillac CTS, Chevy Malibu, Pontiac Vibe and Buick Enclave, have been selling strongly, and GM intends to build on this success. In fact, 18 of the next 19 new GM products for the U.S. will be cars or crossovers.

Additional operational and strategic actions will be required to position GM for sustainable profitability and growth. These initiatives fall into three broad areas: product and technology, manufacturing facilities and capacity, and the Hummer brand.
New Chevrolet models and a high-efficiency engine module approved
To further strengthen GM’s lineup of fuel-efficient cars, the GM board has approved a next-generation compact Chevy for the U.S. and global markets, a next generation of the popular Chevy Aveo, and a U.S. production module of GM’s 1.4-liter turbocharged four-cylinder engine.
The new Chevy compact will be better equipped than today’s compact cars, and will be designed to set quality and safety benchmarks for the compact class. Production will begin in mid-2010 at GM’s Lordstown, Ohio, plant, subject to final negotiations with state and local authorities.
“This car will represent the first U.S. application of our global architecture strategy,” said Wagoner. “This strategy will pay major dividends as we leverage our extensive car product development capability in Europe, Korea, and other locations to accelerate the shift in our U.S. product portfolio.”
The next-generation compact will be pure Chevrolet in design, and will feature the 1.4-liter turbocharged version of GM’s global four-cylinder engine. With this engine and a manual transmission, the new Chevy is expected to achieve a 9 mpg improvement over Chevy’s current entry in this segment. The engine will be produced in Flint, Michigan, again subject to final negotiations with state and local authorities.
Also recently approved was a next generation of the popular Chevy Aveo. Based on a global architecture, the Aveo is also expected to have segment-leading fuel economy when it goes on sale in the U.S. market in the second half of 2010.
These new Chevy models will help build on GM’s leadership in fuel efficient vehicles. For example, GM continues to offer more vehicles with a 30-mpg or better highway fuel economy rating than any competitor.
Chevy Volt is a go
The Chevy Volt took a major step toward the showroom with formal approval by the GM board of funding for production of the extended-range electric vehicle. This approval, which includes funding for production development and tooling, indicates that GM leadership believes that the technology for the Volt, including its lithium-ion batteries, will be ready for volume production on schedule.
“The Chevy Volt is a go,” said Wagoner. “We believe this is the biggest step yet in our industry’s move away from our historic, virtually complete reliance on petroleum to power vehicles.”

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“We intend to show a production version of the Chevy Volt publicly in the very near future, and we remain focused on our target of getting the Volt into Chevrolet showrooms by the end of 2010,” Wagoner said.
Preliminary plans are to produce the Volt at GM’s Detroit-Hamtramck Assembly Center, subject to successful discussions with state and local governments.
Capacity adjustments address market shifts
GM will react to the shift in the U.S. market by increasing production of small and midsize cars and reducing production of pickups and truck-based SUVs.
GM will add a third shift in September to the Orion Assembly Center in Michigan, which builds the hot-selling Chevy Malibu and Pontiac G6. Also in September, the company plans to add a third shift at Lordstown Car Assembly in Ohio, which builds the Chevy Cobalt and Pontiac G5.
On the other side of the mix equation, market-related declines in truck sales mean that, over time, GM will cease production at four truck plants.
Oshawa Truck Assembly in Canada, which builds the Chevy Silverado and GMC Sierra, will likely cease production in 2009, while Moraine, Ohio, which builds the Chevy TrailBlazer, GMC Envoy and Saab 9-7x, will end production at the end of the 2010 model run, or sooner, if demand dictates. Janesville, Wisconsin, will cease production of medium-duty trucks by the end of 2009, and of the Tahoe, Suburban and Yukon in 2010, or sooner, if market demand dictates. Chevrolet Kodiak medium-duty truck production will also end in Toluca, Mexico, by the end of this year.
GM expects that these actions, along with the recent announcement to remove shifts at two other U.S. truck plants (Pontiac and Flint, Michigan), will result in an additional GM North America structural cost savings of more than $1 billion, on a running rate basis, by 2010. This is on top of the approximately $5 billion running rate reduction by 2011 that we announced earlier this year, and also in addition to the $9 billion reduction accomplished over the 2006-07 period in North America.
GM will work closely with its union partners to mitigate the impact of these difficult actions, which are made necessary by long-term changes in consumer demand for trucks and SUVs.
Strategic assessment for Hummer brand
Finally, GM is undertaking a strategic review of the Hummer brand to determine its fit within the GM portfolio. At this point, the company is considering all options, from a complete revamp of the product lineup to a partial or complete sale of the brand.

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Moving forward
“We are making a number of important announcements today, covering everything from product and technology investments to capacity adjustments to a strategic review of our Hummer brand,” said Wagoner. “These moves are all in response to the rapid rise in oil prices and the resulting changes in the U.S., changes that we believe are more structural than cyclical.
“While some of the actions, especially the capacity reductions, are very difficult, they are necessary to adjust to changing market and economic conditions and to keep GM’s U.S. turnaround on track and moving forward.”
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About GM:
General Motors Corp. (NYSE: GM), the world’s largest automaker, has been the annual global industry sales leader for 77 years. Founded in 1908, GM today employs about 266,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 35 countries. In 2007, nearly 9.37 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn, Vauxhall and Wuling. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.
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CONTACT(S):
Tony Cervone
313-665-8829 (office)
313-421-1341 (cell)
tony.cervone@gm.com
Tom Wilkinson
313-667-0366 (office)
313-378-6233 (cell)
tom.wilkinson@gm.com
Forward Looking Statements
In these and following presentations and in related comments by General Motors management, we will use words like “expect,” “anticipate,” “estimate,” “forecast,” “objective,” “plan,” “goal,” “project,” “outlook,” “targets,” and similar expressions to identify forward looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors.

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Among other items, such factors include: our ability to realize production efficiencies, to reduce costs and implement capital expenditures at levels and times planned by management; market acceptance of our products; shortages of and price increases for fuel; significant changes in the competitive environment and the effect of competition on our markets, including on our pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; the final results of investigations and inquiries by the SEC; court approval of the settlement agreement with the UAW and UAW retirees related to the 2007 national agreement; negotiations and bankruptcy court actions with respect to obligations owed to us by Delphi Corporation, a key supplier; possible downgrades for GMAC or ResCap by rating agencies; developments in the residential mortgage market, especially the nonprime sector; and changes in general economic conditions such as price increases or shortages of fuel, steel, or other raw materials.
GM’s most recent annual report on Form 10-K and quarterly report on Form 10-Q provide information about these factors, which we may revise or supplement in future reports to the SEC on Form 10-Q or 8-K.
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GM Business Update June 3, 2008

Forward Looking Statements 1 In this presentation and in related comments by our management, our use of the words "expect," "anticipate," "estimate," "goal," "target," "believe," "improve," "intend," "potential," "continue," "designed," "opportunity," "risk," "may," "would," "could," "should" or similar expressions is intended to identify forward- looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such factors include, among others: our ability to realize production efficiencies, to achieve reductions in costs and to implement capital expenditures at levels and times planned by management; market acceptance of our products; shortages of and price increases for fuel; significant changes in the competitive environment and the effect of competition in our markets, including on our pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; labor strikes or work stoppages at our facilities or at our key suppliers; financial difficulties of our key suppliers; adoption of new laws or changes in existing laws that may affect the production, licensing, distribution, cost or sale of our products; the final results of investigations and inquiries by the SEC; court approval of the settlement agreement with the UAW and UAW retirees related to the 2007 National Agreement; satisfaction of the conditions to the effectiveness of the post-retirement healthcare benefit plan contemplated by the 2007 National Agreement; changes in economic conditions, commodity prices, currency exchange rates or political stability in the markets in which we operate; possible downgrades for GMAC or ResCap by rating agencies; GMAC's inability to maintain adequate financing sources for its capital needs; and recent developments in the residential mortgage market, especially in the nonprime sector. The most recent reports on SEC Forms 10-K, 10-Q and 8-K filed by us or GMAC provide information about these and other factors, which may be revised or supplemented in future reports to the SEC on those forms.

Agenda Overview of Industry Conditions Recap of Actions Announced Today Key Focus Areas / Looking Ahead 2

Current U.S. Industry Dynamics U.S. industry continues to experience significant headwinds due to economic weakness and high oil prices Oil price has now doubled over last 12 months (in dollars/barrel) GM total industry outlook recently revised downward to the mid-to-high 15 million unit range (vs. 16.5 million in 2007) High fuel prices in particular driving dramatic shift in mix away from trucks to cars and crossovers Shift accelerated as gasoline approached $4/gallon Prudent to plan our business around elevated fuel prices going forward 3

U.S. Industry Retail Mix Trend 4 Source: GMIA/PIN data thru May 25, 2008

Manufacturing Capacity Actions 5 In Q3, shifts to be added to key car plants to support increased demand for cars vs. trucks Orion Assembly (Malibu, G6) Lordstown Assembly (Cobalt, G5) Production to cease over time at four truck plants, with specific timing driven by market demand Toluca, Mexico by end of 2008 Oshawa Truck likely in 2009 Moraine, OH by end of current product run (2010 or sooner) Janesville, WI in 2010 (medium duty production ending in 2009) In addition to these actions, will also consolidate related powertrain and stamping capacity

Manufacturing Capacity Actions 6 In conjunction with shift reductions already announced at Flint and Pontiac, will reduce truck capacity by over 700k Will reduce total GMNA capacity to 3.7M units by 2010 Expect these actions and prior shift reductions together will result in additional structural cost savings of over $1B in North America, on a running-rate basis, by 2010

7 Significant shift in future product toward cars/crossovers 11 of last 13 new or major U.S. launches 18 of our next 19 new U.S. launches All-new next generation Chevrolet compact car program First U.S. application of GM global architecture strategy 1.4 liter / manual configuration will deliver 9 mpg improvement compared to current entry Plan to produce at Lordstown in mid 2010, subject to final negotiations with state and local authorities Next generation Chevrolet Aveo also approved Also a global architecture Will deliver segment-leading fuel economy Available for sale in the U.S. by second half of 2010 Product Program Actions

8 Production funding for Chevrolet Volt has been given board of directors approval Technical goals of Volt achievable generally within the timeframe previously outlined Remain focused on target of having in showrooms by end of 2010 Preliminarily planning to produce at Detroit/Hamtramck, subject to successful discussions with state and local governments Chevrolet Volt Production

Powertrain Actions 9 New small displacement engine approved for U.S. market Configurations of between 1.0 - 1.4 liters Will serve as mainstream engine for next gen Chevrolet small car Tentatively plan to produce in Flint, subject to negotiations with state and local authorities Follows numerous other actions being pursued to further improve fuel economy and respond to issues of energy cost/supply and emissions 10 new variants of 6-speed transmissions in the U.S. by 2010 Strategic alliances with two leading cellulosic ethanol startups Expansion of hybrids to 8 vehicles by YE 2008, and to 20 by 2012 Project Driveway fuel cell research test fleet

HUMMER Brand Review 10 Undertaking strategic review of HUMMER brand given industry mix shift and evolving GM product portfolio All options being considered - - ranging from full revamp of the HUMMER portfolio to sale of the brand

Focus Areas / Looking Ahead 11 Our key business priorities remain unchanged Continue to execute great products Build strong brands and distribution channels Execute additional cost reduction initiatives Emerging markets growth Advanced propulsion leadership Running the business globally 2008 operating actions in GMNA focus on continued restructuring of business to address market conditions Align production and inventory with demand Utilize attrition program to continue to reduce U.S. labor costs Leverage launches to reestablish brand strength in car segments